Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

General Growth Properties, Inc.

We consent to the use of our report dated February 24, 2010, with respect to the consolidated balance sheets of GGP/Homart II L.L.C. and subsidiaries as of December 31, 2009 and 2008, and the related consolidated statements of income and comprehensive income, changes in capital, and cash flows for each of the years in the three-year period ended December 31, 2009, and our report dated February 24, 2010, with respect to the consolidated balance sheets of GGP-TRS L.L.C. and subsidiaries as of December 31, 2009 and 2008, and the related consolidated statements of operations, changes in members’ capital, and cash flows for each of the years in the three-year period ended December 31, 2009, included herein, and to the reference to our firm under the heading “Experts” in the Registration Statement on Form S-11 of New GGP, Inc.

/s/ KPMG LLP

Chicago, Illinois

July 15, 2010